Exhibit 4.10

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$___,000.00	_______,2019

Los Angeles, California

FOR VALUE RECEIVED, Denim.LA, Inc., a Delaware corporation (the "Company"), promises to pay to ___________________, or its registered assigns, (the "Holder") the principal sum of _____________ Thousand Dollars ($_____,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate per annum equal to 12.0% per annum. The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal under this Note, if not converted by the provisions of Section 6 below, shall be due and payable on demand at any time after the earlier of (i) the date thirty-six (36) months after the date of the issuance of this Note (the "Maturity Date"), or (ii) after the occurrence of an Event of Default (as defined below). The balance of unpaid and accrued interest under this Note and other amounts payable hereunder (but not the principal hereunder), shall be due and payable on demand at any time after the earlier of (i) the Maturity Date, (ii) after the occurrence of an Event of Default, or (iii) after the conversion of all then-outstanding principal under this Note into the Company’s equity securities under Section 6 hereof.

The following is a statement of the rights and obligations of the Holder and the Company and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.            Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)            “Cap Valuation” means $9,000,000.00

(b)            “Change of Control” means (i) a reorganization, merger or consolidation of the Company into or with another entity after which the stockholders of the Company immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Company or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially identical to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction, (ii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company (other than to a wholly-owned subsidiary), or (iii) the sale or transfer by the Company or its stockholders of more than 50% of the voting power of the Company in a transaction or series of related transactions other than in a transaction or series of transactions effected by the Company primarily for financing purposes.

(c)            “Conversion Price” means $0.14 per share of Common Stock of the Company.

(d)            “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act.

(e)            “Majority Investors” means the Holders (as defined below) holding more than 50% of the aggregate then-outstanding principal amount of all then-outstanding Notes.

(f)            “Notes” means this Note issued to the Holder, collectively with other convertible promissory notes in a form substantially similar to this Note, issued in one or more closings by the Company to other purchasers of such other Notes (collectively with the Holder, the “Holders”), with an aggregate principal value of up to $3,000,000.00.

(g)            “Obligations” means all principal and accrued interest due under this Note.

(h)            “Pre-Money Fully Diluted Capitalization” means the number of shares of Common Stock of the Company outstanding immediately prior to the closing of any applicable transaction (such as an Initial Public Offering, , a Change of Control, or a conversion of this Note upon the Maturity Date), in each case, assuming conversion of all then-outstanding securities convertible into Common Stock, exercise of all then-outstanding options and warrants, and including the shares then-reserved and authorized for issuance under the Company’s then-existing equity incentive plan, but excluding the shares issued in such applicable transaction or pursuant to the conversion of any portion of the Obligations under this Note or under any of the other Notes.

(i)            “Securities Act” means the Securities Act of 1933, as amended.

(j)            “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursed, fees, expenses, costs of enforcement and other amounts due in connection with, (i) existing indebtedness of Company on the effective date of this Note, excluding any and all of the other Notes, (ii) indebtedness of the Company, or with respect to which the Company is a guarantor, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, by the Company, whether or not secured, and whether or not created or acquired before or after the indebtedness evidenced by this Note, and (iii) any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(k)            “Total Number of Conversion Shares” means the quotient obtained by dividing (i) the amount of then-outstanding principal (but none of the accrued interest) under this Note, by (ii) the Discounted Purchase Price.

(l)            “Undiscounted Purchase Price” means the lowest price-per-share of the Qualified Equity Securities (in the event of a Qualified Equity Financing) or Nonqualified Equity Securities (in the event of a Nonqualified Equity Financing), as applicable, at which such Qualified Equity Securities or Nonqualified Equity Securities, as applicable, are sold to the purchasers in such Qualified Equity Financing or Nonqualified Equity Financing, as applicable.

2.            Payments. The Company may prepay this Note, in whole or in part at any time, without premium or penalty, with the prior written consent of the Majority Investors. Any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note. If any payment on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. All payments shall be in lawful money of the United States of America.

3.            Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

(a)            Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due, and such payment shall not have been made within fifteen (15) days of the Company's receipt of the Holder's written notice to the Company of such failure to pay; or

(b)            Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing;

(c)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

4.            Rights of the Holder Upon Default. Upon the occurrence and during the continuance of any Event of Default, the Holder may, with the written consent of the Majority Investors, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may, with the written consent of the Majority Investors, exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5.            Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Senior Indebtedness.

(a)            Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.

(b)            Subrogation. Subject to the payment in full of all Senior Indebtedness, the Holder of this Note shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 5) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 5 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

(c)            No Impairment. Nothing contained in this Section 5 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(d)            Reliance of Holders of Senior Indebtedness. The Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

(e)            Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holder of the Holders of all of the other Notes, then Holder shall hold in trust all such excess payments for the benefit of the Holders of the other Notes and shall pay such amounts held in trust to the holder of such other Holders of the other Notes upon demand by the holder of such Holders of the other Notes, as applicable.

6.            Conversion.

(a)            Automatic Conversion.

(i)            Initial Public Offering. Upon the closing of an Initial Public Offering, if such closing occurs before the Maturity Date and before any prior conversion of this Note under this Section 6, then this Note shall convert into that number of fully paid and nonassessable shares of the Company’s Common Stock determined by dividing the then-outstanding Obligations by the Conversion Price, , rounded down to the nearest whole share.

(ii)            Procedure for Automatic Conversion. The Company shall provide written notice to the Holder at least 5 business days prior to the closing of any Initial Public Offering, notifying the Holder of such pending transaction, including a reasonable summary of the price and terms under which such Initial Public Offering is then-proposed. In the event that the Company notifies the Holder in writing of the occurrence or proposed occurrence of a conversion under this Section 6(a), including the proposed date of such conversion, the Holder of this Note shall immediately deliver this Note to the Company at the address set forth under Section 12 below, or such other address communicated to the Holder by the Company in writing. Upon the delivery by the Holder of the Note to the Company and the completion of all conditions to such conversion (for example, the closing of the Initial Public Offering), the Company shall cancel this Note and issue to the Holder the number of shares of Common Stock as required by Section 6(a)(i) above. In the event that the Holder fails to deliver this Note to the Company prior to the completion of all conditions to such conversion, this Note will nevertheless be deemed cancelled and converted into shares of the Company’s stock hereunder upon the completion of all such conditions to such conversion. Further, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Initial Public Offering; provided, however, that such transaction documents are the same documents to be entered into with all other purchasers of the Common Stock of the Company in connection with the Initial Public Offering (subject to a 180-day lock-up agreement).

(b)            Optional Conversion.

(i)            Change of Control. Upon the closing of a Change of Control, if such closing occurs before the Maturity Date and before any prior conversion of this Note under this Section 6, then in lieu of the principal and interest that would otherwise be payable on the Maturity Date, the Company will pay the Holder an aggregate amount equal to two times (2.0x) all outstanding principal due under the Note (it being understood that all accrued and unpaid interest under this Note shall be deemed waived in such event, in consideration of receiving such 2.0x principal payment); provided, however, that at the election of the Majority Investors, all or a portion of the then-outstanding principal (but none of the accrued interest) under this Note (but, for the avoidance of doubt, not two times (2.0x) any outstanding principal due under the Note) shall be convertible into that number of fully paid and nonassessable shares of the Company’s Common Stock determined by dividing the then-outstanding principal elected to be so converted by the lesser of (A) the fair market value of the Company’s Common Stock at the time of such conversion, as determined in good faith by the Company’s Board of Directors, (B) the Conversion Price, or (C) the quotient, rounded down to the nearest whole share, obtained by dividing (1) the Cap Valuation by (2) the Pre-Money Fully Diluted Capitalization, with rights that are generally applicable to all other holders of the Company’s Common Stock as of such conversion date under the Company’s certificate of incorporation, as amended to date.

(ii)            Maturity Date. Immediately prior to the Maturity Date, if any then-outstanding principal under this Note have not yet converted into the Company’s stock under this Section 6, then at the option of the Majority Investors, all or a portion of the then-outstanding principal (but none of the accrued interest) under this Note may be converted into that number of fully paid and nonassessable shares of the Company’s Common Stock determined by dividing the then-outstanding principal elected to be so converted by the quotient obtained by dividing (A) the Cap Valuation by (B) the then-current Pre-Money Fully Diluted Capitalization, with rights that are generally applicable to all other holders of the Company’s Common Stock as of such conversion date under the Company’s certificate of incorporation, as amended to date.

(iii)            Procedure for Optional Conversion. The Company shall provide written notice to the Holder at least 5 business days prior to the closing of any Change of Control, notifying the Holder of such pending transaction, including a reasonable summary of the price and terms under which such transaction is then-proposed (but with no obligation to disclose the names of any other parties involved with any such transaction). In the event that the Company notifies the Holder in writing of the occurrence or proposed occurrence of an opportunity to convert under this Section 6(b), including the proposed date of such conversion, the Holder of this Note may deliver to the Company at the address set forth under Section 12 below, or such other address communicated to the Holder by the Company in writing, this Note and a written election to convert. Upon the delivery by the Holder of the Note to the Company, the delivery by the Majority Investors of their Notes to the Company, the delivery by the Majority Investors of a written notice electing to convert their Notes as applicable under this Section 6(b), and the completion of all conditions to such conversion (for example, the closing of the Change of Control or the occurrence of the Maturity Date), the Company shall cancel this Note and issue to the Holder the number and class of shares described in Section 6(b)(i) or (ii) above, as applicable. In the event that the Majority Investors deliver a written notice to the Company electing to convert their Notes as applicable under this Section 6(b), if the Holder fails to deliver this Note to the Company prior to the completion of all conditions to such conversion, this Note will nevertheless be deemed cancelled and converted into shares of the Company’s stock hereunder upon the completion of all such conditions to such conversion. In the event of a conversion under Section 6(b)(i) or (ii) hereof, the Holder hereby agrees to execute and deliver to the Company a common stock purchase agreement reasonably acceptable to the Company containing customary representations and warranties and transfer restrictions.

(c)            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note or any part hereof. Upon the conversion of any of the principal outstanding under this Note, in lieu of the Company issuing any fractional shares to the Holder, the Company shall pay to the Holder the amount of outstanding principal that is not so converted. Upon full conversion of this Note (including payment of the interest accrued hereunder in accordance with Section 6(d) below), the Company shall be forever released from all its obligations and liabilities under this Note, whether or not the original of this Note has been delivered to the Company for cancellation.

7.            Representations and Warranties.

(a)            Representations and Warranties of the Holder. The Holder represents and warrants to the Company as of the time of issuance of this Note as follows:

(i)            Investment Intent: Authority. This Note is issued to the Holder in reliance upon such Holder’s representation to the Company, evidenced by Holder’s execution of this Note, that Holder is acquiring this Note for investment for such Holder’s own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, or the California Corporate Securities Law of 1968, as amended (the “California Law”). Holder has the full right, power, authority and capacity to enter into and perform its obligations under this Note and this Note will constitute a valid and binding obligation upon Holder, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(ii)            Securities Not Registered. Holder understands and acknowledges that the offering of this Note pursuant to the terms hereunder will not be registered under the Securities Act or qualified under the California Law on the grounds that the offering and sale of this Note, the securities into which this Note may convert and (if such securities are convertible securities) the securities into which such securities may convert (collectively, the “Securities”) are exempt from registration under the Securities Act and exempt from qualification pursuant to section 25102(f) of the California Law, and that the Company’s reliance upon such exemptions is predicated upon such Holder’s representations set forth in this Note. The Holder acknowledges and understands that resale of the Securities may be restricted indefinitely unless the Securities are subsequently registered under the Securities Act and qualified under the California Law or an exemption from such registration and such qualification is available.

(iii)            No Transfer. Holder covenants that in no event will it dispose of any of the Securities other than in conjunction with an effective registration statement for the Securities under the Securities Act or pursuant to an exemption therefrom, or in compliance with Rule 144 promulgated under the Securities Act or to an entity affiliated with said Holder and other than in compliance with the applicable securities regulation laws of any state. Notwithstanding the foregoing, the Securities may be transferred by a Holder which is a partnership to a limited or general partner of such partnership if (A) the transferee agrees in writing to be subject to the terms of this Note to the same extent as if he were an original Holder; (B) the Holder delivers written notice of such transfer to the Company; and (C) the transferee is not a competitor to the Company, as reasonably determined in the discretion of the Company’s Board of Directors.

(iv)            Knowledge and Experience. Holder (A) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and substantial risks of such Holder’s prospective investment in the Securities; (B) has the ability to bear the economic risks of such Holder’s prospective investment; (C) has not been offered the Securities by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media; and (D) is an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act. Holder acknowledges that the Company has given such Holder access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Holder, and has furnished such Holder with all documents and other information required for such Holder to make an informed decision with respect to the purchase of the Note.

(b)            Representations and Warranties of the Company. The Company represents and warrants to the Holder as of the time of issuance of this Note as follows:

(i)            Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.

(ii)            Corporate Power. The Company has all requisite legal and corporate power to enter into, execute and deliver this Note. This Note will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(iii)            Authorization.

(A)            Corporate Action. All corporate and legal action on the part of the Company, its officers and directors necessary for the execution and delivery of this Note, and the sale and issuance of the Note and the performance of the Company’s obligations hereunder, have been taken.

(B)            Valid Issuance. This Note will be validly issued and will be free of any liens or encumbrances, provided, however, that the Note may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, and as may be required by future changes in such laws.

(iv)            Government Consent, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note other than, if required, filings or qualifications under applicable federal securities laws or state blue sky laws, which filings or qualifications, if required, will be timely filed or obtained by the Company.

8.            Successors and Assigns. Subject to the restrictions on transfer described in Section 7 above and Section 9 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.            Transfer of this Note. This Note may not be transferred in violation of any restrictive legend set forth hereon. Each new Note issued upon transfer of this Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act and any applicable state securities laws, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act and any applicable state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

10.            Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of the Majority Investors; provided, however, that this Note and all rights, interests and obligations hereunder shall be assigned automatically to any successor entity of the Company upon a merger or consolidation of the Company consummated for the purpose of incorporating the Company in another jurisdiction.

11.            No Rights as Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company, except as otherwise specified herein.

12.            Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (i) if to the Holder, then to the address listed below the Holder’s signature on this Note, or at such other address or number as the Holder shall have furnished to the Company in writing, or (ii) if to the Company, then to the address listed below the Company’s signature on this Note, or at such other address or number as the Company shall have furnished to the Holder in writing.

13.            Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

14.            Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

15.            Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Majority Investors; provided, however, that no such amendment, waiver or modification shall (i) reduce the principal amount of any Note with the affected Holder’s written consent, or (ii) reduce the rate of interest of any Note without the affected Holder’s written consent. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon the Company, the Holder and each transferee of this Note.

16.            Interest Savings Clause. If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against the principal of the obligations evidenced by this Note.

17.            Separability of Notes; Severability of the Terms. The Company’s agreement with each of the Holders pursuant to each Note is a separate agreement, and the sale of the Notes to each of the Holders is a separate sale. Any invalidity, illegality or limitation on the enforceability of any of the other Notes or any part thereof, by any of the other Holders whether arising by reason of the law of the other respective Holders’ domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Note with respect to the Holder of this Note. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18.            Confidentiality. Holder hereby agrees, on behalf of itself and its affiliates (i) to hold confidential and in trust, and not to use or disclose, any Confidential Information (as defined below) provided to or learned by Holder or any affiliate of Holder in connection with the rights of Holder under this Note or as a holder of the Company’s equity securities after any conversion of this Note (except (x) to the directors, officers, employees, agents or advisors of Holder who have a need to know such Confidential Information and agree in writing (or are otherwise bound by fiduciary or similar duties) to maintain the confidentiality and non-use thereof, (y) to the extent required by applicable law, regulation or legal process), and (ii) to take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, or in the possession or control of its affiliates, which will in no event be less than the measures that Holder uses to maintain the confidentiality of its own information of similar importance. For purposes of this Note, “Confidential Information” means information about the Company’s business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of the Company that is (A) non-public information, trade secret or know-how of the Company, (B) marked or designated by the Company as “confidential” or “proprietary,” or (C) information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; provided, however, that “Confidential Information” will not include information that (I) is in or enters the public domain without breach of this Section 18 of this Note, (II) Holder lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (III) Holder knew, without wrongful conduct of Holder, prior to receiving such Confidential Information from the Company, or (IV) Holder independently developed without reliance on any Confidential Information. At any time after Holder is no longer a holder of the Note or any other debt or equity securities of the Company, within 10 days of receipt of a written request from the Company (or any successor of the Company), Holder will return or destroy, at the Company’s expense, all tangible and intangible manifestations of the Confidential Information, and deliver to the Company a certification, in writing and signed by Holder, that such materials have been returned or destroyed, and their use discontinued. All rights and obligations described in this Section 18 of this Note will survive the termination of any other provisions of this Note, including the conversion of the Note into any equity securities of the Company.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company has caused this Convertible Subordinated Promissory Note to be issued as of the date first written above.

Denim.LA, Inc., a Delaware corporation	AGREED AND ACKNOWLEDGED BY HOLDER:

By:	Signature:
Hil Davis
President and Chief Executive Officer

Address:
Name of Holder
Denim.LA, Inc.
Attn: Chief Executive Officer
8899 Beverly Blvd., Suite 600
West Hollywood, CA 90048	Name and Title of Individual Signer (if Holder is an entity)

Address: